Delisting Determination, The Nasdaq Stock Market, LLC, July 10, 2026 Actelis Networks, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Actelis Networks, Inc.
effective at the opening of the trading session on July 23, 2026.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on February 4, 2026. On February 11, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On March 26, 2026 the hearing was held.
On April 7, 2026 the Panel reached a
decision and a Decision letter was issued on April 8, 2026.
The Panel decided to suspend the Company from the Exchange.
The Company commons stock was suspended on April 10, 2026. The
Staff determination to delist the Company common stock became final on May 26, 2026.